[KPMG LLP Letterhead]



April 4, 2003


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Cooperative Bankshares, Inc. and, under the date of January 24, 2003, we reported on the consolidated financial statements of Cooperative Bankshares, Inc. as of and for the years ended
December 31, 2002 and 2001. On March 31, 2003, our appointment as principal accountants was terminated. We have read Cooperative Bankshares, Inc.'s statements included under Item 4 of its Form 8-K dated March 31, 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Cooperative Bankshares, Inc.'s statement that the change was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with Cooperative Bankshares, Inc.'s statement that Dixon Odom PLLC was engaged as principal accountants for the 2003 fiscal year and that they were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Cooperative Bankshares, Inc.'s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP